SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 15, 2005

Wells Real Estate Fund VIII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-27888	58-2126618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 15, 2005, Fund VIII and Fund IX Associates (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund VIII, L.P. (the "Registrant") and Wells Real Estate Fund IX, L.P., and Flextronics International USA, Inc. ("Flextronics"), an unrelated third party, entered into a lease agreement (the "Agreement"), which allows Flextronics to take occupancy of an office building comprised of approximately 48,600 rentable square feet and located in Broomfield, Colorado (the "305 Interlocken Parkway Building"). The commencement date of the Agreement is the earlier of the date on which (i) tenant improvements are substantially complete (targeted for January 17, 2006), or (ii) Flextronics accepts possession and occupies the space. The lease term extends sixty-seven months from the commencement date of the Agreement. Following seven months of rental abatements, monthly base rent payable is $7.10 per square foot through the nineteenth month of the Agreement. Beginning in the twentieth month of the Agreement, monthly base rent payable increases annually by $0.50 per square foot until the lease expiration. In addition to monthly base rent, following five months of abatements, Flextronics is also required to pay their share of all operating expenses for the 305 Interlocken Parkway Building.

The Joint Venture owns 100% of the 305 Interlocken Parkway Building, and Flextronics will be the sole tenant of the building. The Registrant owns an equity interest of approximately 54.8% in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VIII, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: November 17, 2005